Exhibit 99.1

Sunrun Reports First Quarter 2022 Financial Results

27% growth in Solar Energy Capacity Installed in Q1, exceeding guidance
Strong customer order trends, increasing 39% year-over-year
Customer Additions of 29,463 in Q1, bringing total Customers to 689,774, 20% year-over-year growth in Customers
Increasing full-year guidance to over 25% growth in Solar Energy Capacity Installed
Annual Recurring Revenue of $883 Million with Average Contract Life Remaining of 17.4 years
Net Earning Assets of $4.5 billion, including $863 million in Total Cash
Networked Solar Energy Capacity of 4.9 Gigawatts

SAN FRANCISCO, May 4, 2022 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of residential solar, storage and energy services, today announced financial results for the quarter ended March 31, 2022.

“Sunrun is in an enviable, market-leading position to become the chosen provider of clean energy across America,” said Mary Powell, Sunrun’s Chief Executive Officer. “We are seeing tremendous growth across our business, with customer orders increasing 39% compared to the prior year as more families demand clean, affordable and reliable energy.”

“Over the last month we successfully implemented meaningful pricing changes to offset higher material and capital costs, and continue to see very strong demand as utility rate inflation exceeds 11% across the country,” said Tom vonReichbauer, Sunrun’s Chief Financial Officer. “Despite continuing to grow our backlog of customers, and the effects of Omicron early in the quarter, we generated sequentially higher Net Subscriber Values and expect margins to increase meaningfully throughout the year.”

Growth & Market Leadership

The growth opportunity for the solar industry is massive. Today, only 4% of the 77 million addressable homes in the U.S. have solar. The U.S. residential electricity market is over $194 billion per year and ongoing utility spending has resulted in escalating retail rates, increasing our value proposition and expanding our addressable market. Households that adopt electric vehicles consume approximately double the amount of electricity, increasing our market opportunity and value proposition even further. In addition to delivering a superior electricity service, we are increasingly working to network our dispatchable solar and battery systems to provide resources to the grid, such as virtual power plants, to also serve the $125 billion annual market for utility capex. These virtual power plants offer greater potential for resiliency and precision than bulky centralized infrastructure.

Owing to network effects and density advantages, increasing operating scale efficiencies, growing brand strength, capital raising capabilities, and advanced product and service offerings, we believe Sunrun will continue to expand our leadership position. Here are a few highlights from the last quarter:

•Sunrun has now installed over 37,000 solar and battery systems nationwide, which offer homeowners the ability to power through multi-day outages with clean and reliable home energy. Solar and battery systems also optimize when power is purchased or supplied to the grid, helping manage constraints on the grid during peak times. Sunrun’s battery installations increased by more than 100% in 2021 compared to the prior year despite battery supply and logistical constraints which lowered our battery volumes relative to our initial outlook. Sunrun expects battery installations to increase by more than twice the growth rate of overall installations in 2022.
•Channel partners are selecting Sunrun and deriving significant value from our platform. In Q1, we continued partner onboarding in tandem with exclusivity agreements which resulted in a record install quarter for many of our key channel partners. We continue to expect 2022 to be another record year for our channel partner business.
•Sunrun’s new homes business continues to gain momentum and scale. Sunrun added multiple top-20 new home builders under exclusive partnerships during the first quarter. Installations grew at a record pace, growing at over 50% year over year in Q1, delivering all-time record installations. Sunrun currently works with over 80 top home

Exhibit 99.1

builders throughout multiple regions, providing us with a high level of confidence that our positive growth trend will continue throughout 2022.
•Sunrun is in a strong position to navigate a dynamic supply chain environment, most recently compounded by the uncertainty of the potential retroactive tariffs arising from the anti-dumping and countervailing duty (AD/CVD) anti-circumvention matter being evaluated by the Department of Commerce against solar imports from Malaysia, Thailand, Vietnam and Cambodia using Chinese inputs. Sunrun has increased its inventory position by $49 million in Q1 to $556 million (an increase of $273 million since the start of 2021) to maintain high levels of component supply, particularly solar modules. Sunrun had over 100 days of supply on hand of modules as of the end of Q1 and continues to procure modules from a diversified base of manufacturers. While Sunrun believes that the Department of Commerce’s investigation is misplaced and contrary to the Administration's objectives to encourage the transition to clean energy and reduce imports from China, the company is taking steps to further diversify its supply chain and arrange procurement from unaffected countries. To that end, Sunrun has entered into several supply agreements for hundreds of megawatts of solar modules from manufacturers unaffected from the investigation. We also expect to enter into additional agreements in the coming months.
•Sunrun announced in January that the company retired its $250 million recourse lending facility and arranged a larger $425 million facility at enhanced terms and longer tenor than the company’s prior term extensions. During Q1, Sunrun upsized the facility to $600 million on the same terms. The new recourse lending facility reflects improved terms, including a higher valuation for operating assets, in conjunction with an increased advance rate against Sunrun’s project backlog. In addition, the new facility expands the borrowing base to support more efficient inventory financing, also at a higher advance rate, while maintaining the same borrowing costs.

Innovation & Differentiation

The world has the technologies to move to a decentralized energy architecture today. Home solar and batteries can operate economically at small scale and can therefore be located where energy is consumed, leveraging the built environment instead of relying on expensive, centralized infrastructure whose design specifications do not meet today’s weather reality. Sunrun is effectuating this transition through continued business model innovation and a superior customer experience. We provide fixed-rate solar-as-a-service subscriptions, whole-home backup power capabilities, and participation in virtual power plants. We are investing in efforts to further electrify the home, including electric vehicle charging infrastructure and converting gas appliances to electric. We expect these efforts will increase Sunrun’s share of the home energy wallet and enhance our value to customers. The following recent developments highlight our innovation and increasing differentiation:

•Sunrun’s partnership with Ford to serve as the preferred installer of Ford Intelligent Backup Power continues to accelerate. Ford launched production of the F-150 Lightning last week, and Sunrun is now in the process of connecting with initial customers to facilitate the installation of the Charge Station Pro and the Home Integration System, along with providing options for solar and battery systems. Sunrun expects to install thousands of bidirectional chargers over the next few months for these initial Ford F-150 Lightning customers and will provide an update on the initial results and realized benefits of the partnership later this summer. Earlier this year, Ford announced that they have exceeded 200,000 reservations and also announced plans to nearly double production of the all-electric F-150 Lightning to 150,000 units annually by 2023 due to high customer demand. Sunrun stands ready to assist Ford in meeting its ambitious new goals and is currently ramping its efforts to train qualified installers for installation of specific charging hardware that will enable the truck to provide backup power to homes during grid outages. Customers will need to equip their home with the 80-amp Ford Charge Station Pro and Home Integration System to unlock bidirectional power flow and future energy management solutions. The Home Integration System—designed and developed together with Ford—can be purchased exclusively through Sunrun. Customers interested in combining Ford Charge Station Pro and/or Home Integration System installation with clean solar power may be eligible to do so for as little as zero dollars down and reduced installation pricing.
•To demonstrate what is possible, Sunrun, Ford and PulteGroup, one of the nation’s largest homebuilders, have teamed up to build two model homes near Fort Myers, Florida to showcase what an electrified future can look like that embraces electric vehicles with bidirectional charging capabilities. The homes were also built specifically to harness the capabilities of the F-150 Lightning and its Ford Intelligent Backup Power feature to create energy management solutions and serve as a critical lifeline to homeowners during power outages and to provide valuable resources to the grid.

Exhibit 99.1

•In the first quarter, Sunrun invested an incremental $75 million in equity into a venture co-established with SK E&S (and other companies affiliated with SK E&S), bringing the company’s total investment in the venture to $150 million (inclusive of contributed advisory services valued at $10 million). The venture is making significant progress and expects to unveil a disruptive suite of products and services by the end of 2022 with commercialization expected this year or early 2023. Sunrun currently owns approximately 37% of the venture and has preferential access to the technology being developed. Sunrun expects the innovative and differentiated products and services will accelerate Sunrun’s business and expand the customer value proposition considerably. The venture was initially established in July 2020 to conduct research and development activities to accelerate the adoption of renewables, the electrification of homes, and the transition to a connected and distributed energy system.
•Streamlining permitting and interconnection processes present an opportunity to accelerate the adoption of solar and storage by reducing 'soft costs' and improving a homeowner's experience. Sunrun was a founding member of a coalition to develop an industry-wide web-based solar permitting tool called SolarAPP+, which seeks to reduce these costs and deliver a better customer experience. Jurisdictions now have the opportunity to adopt SolarAPP+ to streamline the permitting process, save local residents thousands in costs per solar installation, and promote the growth of solar jobs. As of today, 5,600 PV permits and 395 PV and Battery permits have been processed through SolarAPP+ across the residential solar industry, which has saved an estimated 56,000 working days of permitting time.
•Our business development and policy teams are actively educating more utilities and grid operators on the valuable services that networked distributed energy resources can provide. Sunrun has already forged 12 virtual power plant opportunities and has continued growing our pipeline. We have over $75 million in expected revenue from grid service opportunities that have been awarded or are in late-stage discussions. These opportunities provide incremental recurring revenue and offer an enhanced customer value proposition while also further differentiating Sunrun’s offering from companies that lack the scale, network density, and technical capabilities to serve this market. We estimate that over 10% of geographies we serve today have beachhead virtual power plant opportunities in place, which is expected to expand to over 50% of our geographies in the coming years. Increasingly, utilities and their regulators are seeing the value in fast-to-market solar and battery systems to solve peak energy needs and to replace the void from retiring fossil fuel power plants. For instance, earlier this year Hawaiian Electric asked the state regulator to approve a program to compensate households upfront and on an ongoing basis for adding a battery to their rooftop solar systems if the systems export energy to the grid during peak times.

ESG Efforts: Embracing Sustainability & Investing in Communities

Sunrun’s mission is to create a planet run by the sun and build an affordable energy system that combats climate change and provides energy access for all. We proactively serve all stakeholders: our customers, our employees, the communities in which we operate, and our business and financial partners. Investing in our people and providing meaningful career opportunities is critical to our success. As the country embarks on upgrading infrastructure and rewiring our buildings, the demand for skilled workers will increase substantially. We are focused on developing a differentiated talent brand and providing opportunities to train workers to be part of the clean energy economy. The following recent developments highlight our commitment to sustainability, investing in people, and investing in our communities:

•In April, Sunrun released its fifth annual Impact Report. As part of its commitment to annual reporting, the 2021 Impact Report highlights Sunrun’s progress towards its 2020 ESG goals to mitigate the impacts of anthropogenic climate change; building a diverse, fair and equitable workforce; and improving environmental equity and justice. Sunrun also announced three ambitious ESG updates: Decreasing transportation emissions by transitioning half of the company’s vehicle fleet to either electric or hybrid by the end of 2025; achieving 100% equipment recycling at each operating facility by the end of 2023; and fostering a diverse workforce that represents the customers and communities in which the company’s employees live and work by (i) increasing the representation of employees who identify as women in Director and above roles by 50% and the representation of Black, Indigenous, and People of Color (BIPOC) leaders in manager roles by 25% by the end of 2025, and (ii) reaching gender parity in Director and above roles by the end of 2030 and BIPOC representation parity in Manager roles by the end of 2030. Sunrun also recently signed on to the United Nations Global Compact and committed to adopting science-

Exhibit 99.1

based emissions reduction targets with the Science Based Targets Initiative. This year’s impact report includes reporting under the Task Force on Climate Financial Disclosures (TCFD) based on investor feedback.
•Lawrence Berkeley National Laboratory released the latest edition of its annual report, Residential Solar-Adopter Income and Demographic Trends, in March which describes income, demographic, and other socio-economic trends among U.S. residential rooftop solar adopters. The report is based on data for roughly 2.3 million residential rooftop solar systems installed through 2020, representing 82% of all U.S. systems. The report shows that rooftop solar is becoming increasingly equitable and that the residential solar market is deepening by reaching more middle and lower-income households. According to the report, median incomes of solar adopters have fallen from $138,000 in 2010 to $115,000 in 2020 as adoption becomes more proportionately distributed across the population while approximately one-third of household incomes of 2020 solar adopters were in the $50,000 to $100,000 range. The report also provided data showing that underrepresented communities are becoming a larger proportion of solar adopters with 42% identifying as Asian, Black or Hispanic.
•We remain committed to creating long term tenure value for our employees and building a differentiated talent brand. During Q1, we accelerated our efforts by partnering with a leading web-based provider of career development tools that focuses on helping women elevate in the workplace by providing intel via anonymous job reviews, sharing industry news and advice, posting jobs at companies that women love and providing a sounding board for women to share in conversation and support. Additionally, we expanded the educational resources available to our employees at no cost by partnering with a global non-profit to offer community led learning. We remain focused on building our electrician talent pipeline and overall 37% of eligible employees have initiated their upskilling learning pathways with our educational provider.
•The solar systems we deployed in Q1 are expected to prevent the emission of 4.6 million metric tons of CO2 over the next thirty years. Over the last twelve months, Sunrun’s systems are estimated to have offset more than 2.7 million metric tons of CO2.

Key Operating Metrics

In the first quarter of 2022, Customer Additions were 29,463, including 21,197 Subscriber Additions. As of March 31, 2022, Sunrun had 689,774 Customers, including 588,941 Subscribers. Customers grew 20% in the first quarter of 2022 compared to the first quarter of 2021.

Annual Recurring Revenue from Subscribers was $883 million as of March 31, 2022. The Average Contract Life Remaining of Subscribers was 17.4 years as of March 31, 2022.

Subscriber Value was $37,004 in the first quarter of 2022 while Creation Cost was $29,863. Net Subscriber Value was $7,141 in the first quarter of 2022. Total Value Generated was $151.4 million in the first quarter of 2022.

Gross Earning Assets as of March 31, 2022 were $10.2 billion. Net Earning Assets were $4.5 billion, which includes $863 million in total cash, as of March 31, 2022.

Solar Energy Capacity Installed was 213 Megawatts in the first quarter of 2022. Solar Energy Capacity Installed for Subscribers was 154 Megawatts in the first quarter of 2022.

Networked Solar Energy Capacity was 4,890 Megawatts as of March 31, 2022. Networked Solar Energy Capacity for Subscribers was 4,204 Megawatts as of March 31, 2022.

Outlook

Management now expects Solar Energy Capacity Installed growth to be 25% or greater for the full-year 2022, an increase from the prior guidance of 20% or greater.

Total Value Generated is expected to grow meaningfully faster than Solar Energy Capacity Installed for the full-year 2022, with Net Subscriber Values of above $10,000 in Q3.

For the second quarter, management expects Solar Energy Capacity Installed to be in a range between 235 and 245 megawatts.

Exhibit 99.1

First Quarter 2022 GAAP Results

Total revenue was $495.8 million in the first quarter of 2022, up $161.0 million, or 48%, from the first quarter of 2021. Customer agreements and incentives revenue was $209.7 million, an increase of $35.1 million, or 20%, compared to the first quarter of 2021. Solar energy systems and product sales revenue was $286.1 million, an increase of $125.9 million, or 79%, compared to the first quarter of 2021.

Total cost of revenue was $451.6 million, an increase of 53% year-over-year. Total operating expenses were $677.2 million, an increase of 32% year-over-year.

Included in operating costs for the first quarter of 2022 were $7.3 million of non-recurring restructuring expenses related to the acquisition of Vivint Solar. Operating costs include stock-based compensation expenses of $39.2 million in the first quarter of 2022.

Consistent with purchase accounting standards under GAAP, the fair value of outstanding equity awards for Vivint Solar employees was reevaluated upon the closing of the acquisition, which resulted in a step-up of the value of such awards, which will result in an increase to non-cash stock-based compensation expense until such awards have fully vested. Additionally, the value of Solar Energy Systems was recorded based on a fair value assessment, which was approximately $1.1 billion higher than the book value at the date of the acquisition, and will result in additional non-cash depreciation expense over the estimated useful life of the assets, partially offset by a write-off of Vivint Solar’s Cost to Obtain Customer Agreements.

Net loss attributable to common stockholders was $87.8 million, or $0.42 per share, in the first quarter of 2022.

Financing Activities

As of May 4, 2022, closed transactions and executed term sheets provide us expected tax equity and project debt capacity to fund over 400 megawatts of Solar Energy Capacity Installed for Subscribers beyond what was deployed through the end of the first quarter of 2022.

Appointment of New Chief Financial Officer

Today, Sunrun also announced that Tom vonReichbauer will be stepping down from his current position as Chief Financial Officer at the end of May to pursue an external opportunity. Following a search, and consistent with Sunrun’s succession planning activities, Sunrun’s Board of Directors has appointed Mr. Danny Abajian to act as the new Chief Financial Officer, effective May 30. Mr. Abajian, who is currently the Senior Vice President at Sunrun overseeing the Project Finance group, has been with the company for nearly 12 years and has helped facilitate the raising of more than $10 billion in capital to support our rapid customer growth. Prior to joining Sunrun in 2010, Mr. Abajian worked at Barclays Capital and BNP Paribas, executing structured debt and commodities transactions for infrastructure, power generation and energy assets across North America. Mr. Abajian holds a Bachelor of Science degree in Finance and International Business from the New York University Stern School of Business. Mr. vonReichbauer has agreed to remain a consultant for four months to ensure a smooth transition of responsibilities.
Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its first quarter 2022 results and business outlook at 1:30 p.m. Pacific Time today, May 4, 2022. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 407-5989 (toll free) or (201) 689-8434 (toll). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) is the nation’s leading home solar, battery storage, and energy services company. Founded in 2007, Sunrun pioneered home solar service plans to make local clean energy more accessible to everyone for little to no upfront cost. Sunrun’s innovative home battery solution brings families affordable, resilient, and reliable energy. The company can also manage and share stored solar energy from the batteries to provide benefits to households, utilities,

Exhibit 99.1

and the electric grid while reducing our reliance on polluting energy sources. For more information, please visit www.sunrun.com.

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the Company’s leadership team and talent development; the Company’s financial and operating guidance and expectations; the Company’s business plan, trajectory and expectations in 2022 and beyond, market leadership, competitive advantages, operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the Company’s momentum in the company’s business strategies, expectations regarding market share, total addressable market, customer value proposition, market penetration, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the growth of the solar industry; the Company’s ability to manage suppliers, inventory, and workforce; supply chains and regulatory impacts affecting supply chains; factors outside of the Company’s control such as macroeconomic trends, public health emergencies, natural disasters, act of war, terrorism, or armed conflict / invasion, and the impacts of climate change; the legislative and regulatory environment of the solar industry and the potential impacts of proposed, amended, and newly adopted legislation and regulation on the solar industry and our business; the ongoing, anticipated, or potential impacts of the COVID-19 pandemic and its variants; expectations regarding the Company’s storage and energy services businesses, the Company’s acquisition of Vivint Solar (including cost synergies), anticipated emissions reductions due to utilization of the Company’s solar systems; the Company’s ability to derive value from the anticipated benefits of partnerships, new technologies, and pilot programs; expectations regarding the growth of home electrification, electric vehicles, virtual power plants, and distributed energy resources. These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the Company’s continued ability to manage costs and compete effectively; the availability of additional financing on acceptable terms; worldwide economic conditions, including slow or negative growth rates; volatile or rising interest rates; changes in policies and regulations, including net metering and interconnection limits or caps and licensing restrictions; the Company’s ability to attract and retain the Company’s solar partners; supply chain risks and associated costs; the impact of COVID-19 and its variants on the Company’s operations; the successful integration of Vivint Solar; realizing the anticipated benefits of past or future investments, strategic transactions, or acquisitions, and integrating those acquisitions; the Company’s leadership team and ability to retract and retain key employees; changes in the retail prices of traditional utility generated electricity; the availability of rebates, tax credits and other incentives; the availability of solar panels, batteries, and other components and raw materials; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the solar industry generally, and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Exhibit 99.1

Consolidated Balance Sheets
(In Thousands)

	March 31, 2022	December 31, 2021

Assets
Current assets:
Cash	$629,161	$617,634
Restricted cash	233,306	232,649
Accounts receivable, net	200,549	146,037
Inventories	555,946	506,819
Prepaid expenses and other current assets	90,388	44,580
Total current assets	1,709,350	1,547,719
Restricted cash	148	148
Solar energy systems, net	9,772,062	9,459,696
Property and equipment, net	59,963	56,886
Intangible assets, net	11,550	12,891
Goodwill	4,280,169	4,280,169
Other assets	1,421,880	1,125,743
Total assets	$17,255,122	$16,483,252
Liabilities and total equity
Current liabilities:
Accounts payable	$385,265	$288,108
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	30,661	31,582
Accrued expenses and other liabilities	320,318	364,136
Deferred revenue, current portion	113,653	111,739
Deferred grants, current portion	8,294	8,302
Finance lease obligations, current portion	11,135	10,901
Non-recourse debt, current portion	193,131	190,186
Pass-through financing obligation, current portion	7,454	7,166
Total current liabilities	1,069,911	1,012,120
Deferred revenue, net of current portion	780,305	761,872
Deferred grants, net of current portion	204,299	206,615
Finance lease obligations, net of current portion	11,849	11,314
Convertible senior notes	391,175	390,618
Line of credit	470,000	211,066
Non-recourse debt, net of current portion	6,084,854	5,711,020
Pass-through financing obligation, net of current portion	311,679	314,231
Other liabilities	150,806	190,056
Deferred tax liabilities	98,982	101,753
Total liabilities	9,573,860	8,910,665
Redeemable noncontrolling interests	630,511	594,973
Total stockholders’ equity	6,264,342	6,254,736
Noncontrolling interests	786,409	722,878
Total equity	7,050,751	6,977,614
Total liabilities, redeemable noncontrolling interests and total equity	$17,255,122	$16,483,252

Exhibit 99.1

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2022	2021
Revenue:
Customer agreements and incentives	$209,692	$174,596
Solar energy systems and product sales	286,092	160,198
Total revenue	495,784	334,794
Operating expenses:
Cost of customer agreements and incentives	201,785	160,277
Cost of solar energy systems and product sales	249,844	134,082
Sales and marketing	174,926	126,113
Research and development	6,257	5,872
General and administrative	43,081	85,630
Amortization of intangible assets	1,341	1,345
Total operating expenses	677,234	513,319
Loss from operations	(181,450)	(178,525)
Interest expense, net	(92,254)	(74,270)
Other income, net	113,958	34,347
Loss before income taxes	(159,746)	(218,448)
Income tax benefit	(3,277)	(14,126)
Net loss	(156,469)	(204,322)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(68,691)	(180,533)
Net loss attributable to common stockholders	$(87,778)	$(23,789)
Net loss per share attributable to common stockholders
Basic	$(0.42)	$(0.12)
Diluted	$(0.42)	$(0.12)
Weighted average shares used to compute net loss per share attributable to common stockholders
Basic	208,676	202,562
Diluted	208,676	202,562

Exhibit 99.1

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended March 31,
	2022	2021
Operating activities:
Net loss	$(156,469)	$(204,322)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	106,110	91,955
Deferred income taxes	(3,277)	(14,126)
Stock-based compensation expense	39,219	78,029
Interest on pass-through financing obligations	5,010	5,394
Reduction in pass-through financing obligations	(9,826)	(10,219)
Unrealized gain on derivatives	(66,182)	(46,490)
Other noncash items	(28,173)	18,039
Changes in operating assets and liabilities:
Accounts receivable	(57,232)	(32,311)
Inventories	(49,127)	(6,727)
Prepaid and other assets	(136,843)	(88,469)
Accounts payable	100,425	1,479
Accrued expenses and other liabilities	(27,780)	14,113
Deferred revenue	27,736	8,008
Net cash used in operating activities	(256,409)	(185,647)
Investing activities:
Payments for the costs of solar energy systems	(420,630)	(357,012)
Purchase of equity method investment	(75,000)	—
Purchases of property and equipment, net	(6,471)	(39)
Net cash used in investing activities	(502,101)	(357,051)
Financing activities:
Proceeds from line of credit	490,000	207,694
Repayment of line of credit	(231,066)	(258,160)
Proceeds from issuance of convertible senior notes, net of capped call transaction	—	372,000
Proceeds from issuance of non-recourse debt	453,700	431,633
Repayment of non-recourse debt	(83,585)	(293,409)
Payment of debt fees	(8,571)	(15,360)
Proceeds from pass-through financing and other obligations	1,911	2,486
Payment of finance lease obligations	(3,299)	(3,087)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	230,493	247,693
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(51,245)	(47,913)
Acquisition of noncontrolling interests	(30,173)	(4,195)
Net proceeds related to stock-based award activities	2,529	8,541
Net cash provided by financing activities	770,694	647,923
Net change in cash and restricted cash	12,184	105,225
Cash and restricted cash, beginning of period	850,431	708,208
Cash and restricted cash, end of period	$862,615	$813,433

Exhibit 99.1

Key Operating and Financial Metrics

The following operating metrics are used by management to evaluate the performance of the business. Management believes these metrics, when taken together with other information contained in our fillings with the SEC and within this press release, provide investors with helpful information to determine the economic performance of the business activities in a period that would otherwise not be observable from historic GAAP measures. Management believes that it is helpful to investors to evaluate the present value of cash flows expected from subscribers over the full expected relationship with such subscribers (“Subscriber Value”, more fully defined in the definitions appendix below) in comparison to the costs associated with adding these customers, regardless of whether or not the costs are expensed or capitalized in the period (“Creation Cost”, more fully defined in the definitions appendix below). The Company also believes that Subscriber Value, Creation Costs, and Total Value Generated are useful metrics for investors because they present an unlevered view of all of the costs associated with new customers in a period compared to the expected future cash flows from these customers over a 30-year period, based on contracted pricing terms with its customers, which is not observable in any current or historic GAAP-derived metric. Management believes it is useful for investors to also evaluate the future expected cash flows from all customers that have been deployed through the respective measurement date, less estimated costs to maintain such systems and estimated distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors (“Gross Earning Assets”, more fully defined in the definitions appendix below). The Company also believes Gross Earning Assets is useful for management and investors because it represents the remaining future expected cash flows from existing customers, which is not a current or historic GAAP-derived measure.

Various assumptions are made when calculating these metrics. Both Subscriber Value and Gross Earning Assets utilize a 5% unlevered discount rate (weighted average cost of capital or “WACC”) to discount future cash flows to the present period. Furthermore, these metrics assume that customers renew after the initial contract period at a rate equal to 90% of the rate in effect at the end of the initial contract term. For Customer Agreements with 25-year initial contract terms, a 5-year renewal period is assumed. For a 20-year initial contract term, a 10-year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system. Estimated cost of servicing assets has been deducted and is estimated based on the service agreements underlying each fund.

In-period volume metrics:	Three Months Ended March 31, 2022
Customer Additions	29,463
Subscriber Additions	21,197
Solar Energy Capacity Installed (in Megawatts)	213.2
Solar Energy Capacity Installed for Subscribers (in Megawatts)	153.9

In-period value creation metrics: (1)	Three Months Ended March 31, 2022
Subscriber Value Contracted Period	$33,838
Subscriber Value Renewal Period	$3,166
Subscriber Value	$37,004
Creation Cost	$29,863
Net Subscriber Value	$7,141
Total Value Generated (in millions)	$151.4

In-period environmental impact metrics: (1)	Three Months Ended March 31, 2022
Positive Environmental Impact from Customers (over trailing twelve months, in millions of metric tons of CO2 avoidance)	2.7
Positive Expected Lifetime Environmental Impact from Customer Additions (in millions of metric tons of CO2 avoidance)	4.6

Exhibit 99.1

Period-end metrics:	March 31, 2022
Customers	689,774
Subscribers	588,941
Networked Solar Energy Capacity (in megawatts)	4,890
Networked Solar Energy Capacity for Subscribers (in megawatts)	4,204
Annual Recurring Revenue (in millions)	$883
Average Contract Life Remaining (in years)	17.4
Gross Earning Assets Contracted Period (in millions)	$7,040
Gross Earning Assets Renewal Period (in millions)	$3,116
Gross Earning Assets (in millions)	$10,155
Net Earning Assets (in millions)	$4,454
Note that figures presented above may not sum due to rounding. For adjustments related to Subscriber Value and Creation Cost, please see the supplemental Creation Cost Methodology memo for each applicable period, which is available on investors.sunrun.com.

Exhibit 99.1

Definitions

Deployments represent solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost (inclusive of acquisitions of installed systems), or (iii) for multi-family and any other systems that have reached our internal milestone signaling construction can commence following design completion, measured on the percentage of the system that has been completed based on expected system cost.

Customer Agreements refer to, collectively, solar power purchase agreements and solar leases.

Subscriber Additions represent the number of Deployments in the period that are subject to executed Customer Agreements.

Customer Additions represent the number of Deployments in the period.

Solar Energy Capacity Installed represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period.

Solar Energy Capacity Installed for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period that are subject to executed Customer Agreements.

Creation Cost represents the sum of certain operating expenses and capital expenditures incurred divided by applicable Customer Additions and Subscriber Additions in the period. Creation Cost is comprised of (i) installation costs, which includes the increase in gross solar energy system assets and the cost of customer agreement revenue, excluding depreciation expense of fixed solar assets, and operating and maintenance expenses associated with existing Subscribers, plus (ii) sales and marketing costs, including increases to the gross capitalized costs to obtain contracts, net of the amortization expense of the costs to obtain contracts, plus (iii) general and administrative costs, and less (iv) the gross profit derived from selling systems to customers under sale agreements and Sunrun’s product distribution and lead generation businesses. Creation Cost excludes stock based compensation, amortization of intangibles, and research and development expenses, along with other items the company deems to be non-recurring or extraordinary in nature. The gross margin derived from solar energy systems and product sales is included as an offset to Creation Cost since these sales are ancillary to the overall business model and lowers our overall cost of business. The sales, marketing, general and administrative costs in Creation Costs is inclusive of sales, marketing, general and administrative activities related to the entire business, including solar energy system and product sales. As such, by including the gross margin on solar energy system and product sales as a contra cost, the value of all activities of the Company’s segment are represented in the Net Subscriber Value.

Subscriber Value represents the per subscriber value of upfront and future cash flows (discounted at 5%) from Subscriber Additions in the period, including expected payments from customers as set forth in Customer Agreements, net proceeds from tax equity finance partners, payments from utility incentive and state rebate programs, contracted net grid service program cash flows, projected future cash flows from solar energy renewable energy credit sales, less estimated operating and maintenance costs to service the systems and replace equipment, consistent with estimates by independent engineers, over the initial term of the Customer Agreements and estimated renewal period. For Customer Agreements with 25 year initial contract terms, a 5 year renewal period is assumed. For a 20 year initial contract term, a 10 year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system.

Net Subscriber Value represents Subscriber Value less Creation Cost.

Total Value Generated represents Net Subscriber Value multiplied by Subscriber Additions.

Customers represent the cumulative number of Deployments, from the company’s inception through the measurement date.

Subscribers represent the cumulative number of Customer Agreements for systems that have been recognized as Deployments through the measurement date.

Exhibit 99.1

Networked Solar Energy Capacity represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Networked Solar Energy Capacity for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date, that have been subject to executed Customer Agreements.

Gross Earning Assets is calculated as Gross Earning Assets Contracted Period plus Gross Earning Assets Renewal Period.

Gross Earning Assets Contracted Period represents the present value of the remaining net cash flows (discounted at 5%) during the initial term of our Customer Agreements as of the measurement date. It is calculated as the present value of cash flows (discounted at 5%) that we would receive from Subscribers in future periods as set forth in Customer Agreements, after deducting expected operating and maintenance costs, equipment replacements costs, distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors. We include cash flows we expect to receive in future periods from state incentive and rebate programs, contracted sales of solar renewable energy credits, and awarded net cash flows from grid service programs with utilities or grid operators.

Gross Earning Assets Renewal Period is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term but before the 30th anniversary of the system’s activation (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for Subscribers as of the measurement date. We calculate the Gross Earning Assets Renewal Period amount at the expiration of the initial contract term assuming either a system purchase or a renewal, forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

Net Earning Assets represents Gross Earning Assets, plus total cash, less adjusted debt and less pass-through financing obligations, as of the same measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures along with debt associated with the company’s ITC safe harboring facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Annual Recurring Revenue represents revenue arising from Customer Agreements over the following twelve months for Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Subscribers that have met revenue recognition criteria as of the measurement date.

Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Energy Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in the period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis, leveraging our estimated production figures for such systems, which degrade over time, and is extrapolated for 30 years. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Exhibit 99.1

Investor & Analyst Contact:

Patrick Jobin
Senior Vice President, Finance & IR
investors@sunrun.com

Media Contact:

Wyatt Semanek
Public Relations Manager
press@sunrun.com